UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )*

AVALANCHE BIOTECHNOLOGIES, INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

05337G107

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 05337G107

1.	Name of Reporting Persons Venrock Healthcare Capital Partners, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒[1]
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,382,735[2]
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,382,735[2]
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,382,735[2]
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒[3]
11.	Percent of Class Represented by Amount in Row (9) 6.2%[4]
12.	Type of Reporting Person (See Instructions) PN

[1]	This Schedule 13G is being filed by Venrock Healthcare Capital Partners, L.P. (“VHCP I”), VHCP Co-Investment Holdings, LLC (“VHCP Co-Invest I”), Venrock Healthcare Capital Partners II, L.P. (“VHCP II”), VHCP Co-Investment Holdings II, LLC (“VHCP Co-Invest II”), VHCP Management, LLC (“VHCP Management”), VHCP Management II, LLC (“VHCP Management II” and collectively with VHCP I, VHCP Co-Invest I, VHCP II, VHCP Co-Invest II and VHCP Management, the “VHCP Entities”), Venrock Associates VI, L.P. (“VA VI”), Venrock Partners VI, L.P. (“VP VI”), Venrock Management VI, LLC (“VM VI”), Venrock Partners Management VI, LLC (“VPM VI” and together with VA VI, VP VI and VM VI, the “Venrock VI Entities”), Bong Koh (“Koh”) and Anders Hove (“Hove” and together with the VHCP Entities, the Venrock VI Entities and Koh, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
[2]	Consists of 932,248 shares of common stock owned by VHCP I, 170,487 shares of common stock owned by VHCP Co-Invest I, 235,455 shares of common stock by VHCP II and 44,545 shares of common stock owned by VHCP Co-Invest II.
[3]	The shares included on rows 6, 8 and 9 do not include an aggregate of 982,736 shares of common stock held by VA VI and VP VI. The VHCP Entities disclaim beneficial ownership over the shares held by the Venrock VI Entities.
[4]	This percentage is calculated based upon 22,470,299 shares of the Issuer’s common stock outstanding as of October 31, 2014, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2014.

CUSIP No. 05337G107

1.	Name of Reporting Persons VHCP Co-Investment Holdings, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒[1]
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,382,735[2]
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,382,735[2]
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,382,735[2]
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒[3]
11.	Percent of Class Represented by Amount in Row (9) 6.2%[4]
12.	Type of Reporting Person (See Instructions) OO

[1]	This Schedule 13G is being filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
[2]	Consists of 932,248 shares of common stock owned by VHCP I, 170,487 shares of common stock owned by VHCP Co-Invest I, 235,455 shares of common stock by VHCP II and 44,545 shares of common stock owned by VHCP Co-Invest II.
[3]	The shares included on rows 6, 8 and 9 do not include an aggregate of 982,736 shares of common stock held by VA VI and VP VI. The VHCP Entities disclaim beneficial ownership over the shares held by the Venrock VI Entities.
[4]	This percentage is calculated based upon 22,470,299 shares of the Issuer’s common stock outstanding as of October 31, 2014, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2014.

CUSIP No. 05337G107

1.	Name of Reporting Persons Venrock Healthcare Capital Partners II, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒[1]
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,382,735[2]
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,382,735[2]
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,382,735[2]
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒[3]
11.	Percent of Class Represented by Amount in Row (9) 6.2%[4]
12.	Type of Reporting Person (See Instructions) PN

[1]	This Schedule 13G is being filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
[2]	Consists of 932,248 shares of common stock owned by VHCP I, 170,487 shares of common stock owned by VHCP Co-Invest I, 235,455 shares of common stock by VHCP II and 44,545 shares of common stock owned by VHCP Co-Invest II.
[3]	The shares included on rows 6, 8 and 9 do not include an aggregate of 982,736 shares of common stock held by VA VI and VP VI. The VHCP Entities disclaim beneficial ownership over the shares held by the Venrock VI Entities.
[4]	This percentage is calculated based upon 22,470,299 shares of the Issuer’s common stock outstanding as of October 31, 2014, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2014.

CUSIP No. 05337G107

1.	Name of Reporting Persons VHCP Co-Investment Holdings II, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ¢ ☒[1]
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,382,735[2]
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,382,735[2]
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,382,735[2]
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒[3]
11.	Percent of Class Represented by Amount in Row (9) 6.2%[4]
12.	Type of Reporting Person (See Instructions) OO

[1]	This Schedule 13G is being filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
[2]	Consists of 932,248 shares of common stock owned by VHCP I, 170,487 shares of common stock owned by VHCP Co-Invest I, 235,455 shares of common stock by VHCP II and 44,545 shares of common stock owned by VHCP Co-Invest II.
[3]	The shares included on rows 6, 8 and 9 do not include an aggregate of 982,736 shares of common stock held by VA VI and VP VI. The VHCP Entities disclaim beneficial ownership over the shares held by the Venrock VI Entities.
[4]	This percentage is calculated based upon 22,470,299 shares of the Issuer’s common stock outstanding as of October 31, 2014, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2014.

CUSIP No. 05337G107

1.	Name of Reporting Persons VHCP Management, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒[1]
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,382,735[2]
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,382,735[2]
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,382,735[2]
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒[3]
11.	Percent of Class Represented by Amount in Row (9) 6.2%[4]
12.	Type of Reporting Person (See Instructions) OO

[1]	This Schedule 13G is being filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
[2]	Consists of 932,248 shares of common stock owned by VHCP I, 170,487 shares of common stock owned by VHCP Co-Invest I, 235,455 shares of common stock by VHCP II and 44,545 shares of common stock owned by VHCP Co-Invest II.
[3]	The shares included on rows 6, 8 and 9 do not include an aggregate of 982,736 shares of common stock held by VA VI and VP VI.
[4]	The VHCP Entities disclaim beneficial ownership over the shares held by the Venrock VI Entities. This percentage is calculated based upon 22,470,299 shares of the Issuer’s common stock outstanding as of October 31, 2014, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2014.

CUSIP No. 05337G107

1.	Name of Reporting Persons VHCP Management II, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒[1]
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,382,735[2]
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,382,735[2]
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,382,735[2]
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ¢ ☒[3]
11.	Percent of Class Represented by Amount in Row (9) 6.2%[4]
12.	Type of Reporting Person (See Instructions) OO

[1]	This Schedule 13G is being filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
[2]	Consists of 932,248 shares of common stock owned by VHCP I, 170,487 shares of common stock owned by VHCP Co-Invest I, 235,455 shares of common stock by VHCP II and 44,545 shares of common stock owned by VHCP Co-Invest II.
[3]	The shares included on rows 6, 8 and 9 do not include an aggregate of 982,736 shares of common stock held by VA VI and VP VI. The VHCP Entities disclaim beneficial ownership over the shares held by the Venrock VI Entities.
[4]	This percentage is calculated based upon 22,470,299 shares of the Issuer’s common stock outstanding as of October 31, 2014, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2014.

CUSIP No. 05337G107

1.	Name of Reporting Persons Venrock Associates VI, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒[1]
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 982,736[2]
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 982,736[2]
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 982,736[2]
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ¢ ☒[3]
11.	Percent of Class Represented by Amount in Row (9) 4.4%[4]
12.	Type of Reporting Person (See Instructions) PN

[1]	This Schedule 13G is being filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
[2]	Consists of 911,193 shares of common stock owned by Venrock Associates VI, L.P. and 71,543 shares of common stock owned by Venrock Partners VI, L.P.
[3]	The shares included on rows 6, 8 and 9 do not include an aggregate of 1,382,735 shares of common stock held by VHCP I, VHCP Co-Invest I, VHCP II and VHCP Co-Invest II. The Venrock VI Entities disclaim beneficial ownership over the shares held by the VHCP Entities.
[4]	This percentage is calculated based upon 22,470,299 shares of the Issuer’s common stock outstanding as of October 31, 2014, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2014.

CUSIP No. 05337G107

1.	Name of Reporting Persons Venrock Partners VI, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒[1]
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 982,736[2]
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 982,736[2]
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 982,736[2]
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ¢ ☒[3]
11.	Percent of Class Represented by Amount in Row (9) 4.4%[4]
12.	Type of Reporting Person (See Instructions) PN

[1]	This Schedule 13G is being filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
[2]	Consists of 911,193 shares of common stock owned by Venrock Associates VI, L.P. and 71,543 shares of common stock owned by Venrock Partners VI, L.P.
[3]	The shares included on rows 6, 8 and 9 do not include an aggregate of 1,382,735 shares of common stock held by VHCP I, VHCP Co-Invest I, VHCP II and VHCP Co-Invest II. The Venrock VI Entities disclaim beneficial ownership over the shares held by the VHCP Entities.
[4]	This percentage is calculated based upon 22,470,299 shares of the Issuer’s common stock outstanding as of October 31, 2014, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2014.

CUSIP No. 05337G107

1.	Name of Reporting Persons Venrock Management VI, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒[1]
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 982,736[2]
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 982,736[2]
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 982,736[2]
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ¢ ☒[3]
11.	Percent of Class Represented by Amount in Row (9) 4.4%[4]
12.	Type of Reporting Person (See Instructions) OO

[1]	This Schedule 13G is being filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
[2]	Consists of 911,193 shares of common stock owned by Venrock Associates VI, L.P. and 71,543 shares of common stock owned by Venrock Partners VI, L.P.
[3]	The shares included on rows 6, 8 and 9 do not include an aggregate of 1,382,735 shares of common stock held by VHCP I, VHCP Co-Invest I, VHCP II and VHCP Co-Invest II. The Venrock VI Entities disclaim beneficial ownership over the shares held by the VHCP Entities.
[4]	This percentage is calculated based upon 22,470,299 shares of the Issuer’s common stock outstanding as of October 31, 2014, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2014.

CUSIP No. 05337G107

1.	Name of Reporting Persons Venrock Partners Management VI, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒[1]
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 982,736[2]
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 982,736[2]
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 982,736[2]
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ¢ ☒[3]
11.	Percent of Class Represented by Amount in Row (9) 4.4%[4]
12.	Type of Reporting Person (See Instructions) OO

[1]	This Schedule 13G is being filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
[2]	Consists of 911,193 shares of common stock owned by Venrock Associates VI, L.P. and 71,543 shares of common stock owned by Venrock Partners VI, L.P.
[3]	The shares included on rows 6, 8 and 9 do not include an aggregate of 1,382,735 shares of common stock held by VHCP I, VHCP Co-Invest I, VHCP II and VHCP Co-Invest II. The Venrock VI Entities disclaim beneficial ownership over the shares held by the VHCP Entities.
[4]	This percentage is calculated based upon 22,470,299 shares of the Issuer’s common stock outstanding as of October 31, 2014, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2014.

CUSIP No. 05337G107

1.	Name of Reporting Persons Hove, Anders
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒[1]
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,382,735[2]
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,382,735[2]
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,382,735[2]
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒[3]
11.	Percent of Class Represented by Amount in Row (9) 6.2%[4]
12.	Type of Reporting Person (See Instructions) IN

[1]	This Schedule 13G is being filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
[2]	Consists of 932,248 shares of common stock owned by VHCP I, 170,487 shares of common stock owned by VHCP Co-Invest I, 235,455 shares of common stock by VHCP II and 44,545 shares of common stock owned by VHCP Co-Invest II.
[3]	The shares included on rows 6, 8 and 9 do not include an aggregate of 982,736 shares of common stock held by VA VI and VP VI. The VHCP Entities disclaim beneficial ownership over the shares held by the Venrock VI Entities. Hove serves as one of the members of VM VI and VPM VI, which serve as the sole general partners of VA VI and VP VI, respectively, and Hove disclaims beneficial ownership over the shares held by the Venrock VI Entities.
[4]	This percentage is calculated based upon 22,470,299 shares of the Issuer’s common stock outstanding as of October 31, 2014, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2014.

CUSIP No. 05337G107

1.	Name of Reporting Persons Koh, Bong
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒[1]
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,382,735[2]
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,382,735[2]
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,382,735[2]
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ¢ ☒[3]
11.	Percent of Class Represented by Amount in Row (9) 6.2%[4]
12.	Type of Reporting Person (See Instructions) IN

[1]	This Schedule 13G is being filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
[2]	Consists of 932,248 shares of common stock owned by VHCP I, 170,487 shares of common stock owned by VHCP Co-Invest I, 235,455 shares of common stock by VHCP II and 44,545 shares of common stock owned by VHCP Co-Invest II.
[3]	The shares included on rows 6, 8 and 9 do not include an aggregate of 982,736 shares of common stock held by VA VI and VP VI. The VHCP Entities disclaim beneficial ownership over the shares held by the Venrock VI Entities. Koh serves as one of the members of VM VI and VPM VI, which serve as the sole general partners of VA VI and VP VI, respectively, and Koh disclaims beneficial ownership over the shares held by the Venrock VI Entities.
[4]	This percentage is calculated based upon 22,470,299 shares of the Issuer’s common stock outstanding as of October 31, 2014, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2014.

Introductory Note: This Schedule 13G is filed on behalf of Venrock Healthcare Capital Partners, L.P., a limited partnership organized under the laws of the State of Delaware (“VHCP LP”), VHCP Co-Investment Holdings, LLC, a limited liability company organized under the laws of the State of Delaware (“VHCP Co-Investment”), Venrock Healthcare Capital Partners II, L.P., a limited partnership organized under the laws of the State of Delaware (“VHCP II LP”), VHCP Co-Investment Holdings II, LLC, a limited liability company organized under the laws of the State of Delaware (“VHCP Co-Investment II”), VHCP Management, LLC, a limited liability company organized under the laws of the State of Delaware (“VHCP Management”) VHCP Management II, LLC, a limited liability company organized under the laws of the State of Delaware (“VHCP Management II” and collectively with VHCP LP, VHCP II LP, VHCP Co-Investment, VHCP Co-Investment II and VHCP Management, the “VHCP Entities”), Venrock Associates VI, L.P. (“VA VI”), Venrock Partners VI, L.P. (“VP VI”), Venrock Management VI, LLC (“VM VI”), Venrock Partners Management VI, LLC (“VPM VI” and collectively with VA VI, VP VI and VM VI, the “Venrock VI Entities”), Anders Hove (“Hove”) and Bong Koh (“Koh”) in respect of shares of common stock of Avalanche Biotechnologies, Inc.

Item 1.

(a)	Name of Issuer

Avalanche Biotechnologies, Inc.

(b)	Address of Issuer’s Principal Executive Offices

1035 O’Brien Drive, Suite A

Menlo Park, CA 94025

Item 2.

(a)	Name of Person Filing

Venrock Healthcare Capital Partners, L.P.

VHCP Co-Investment Holdings, LLC

Venrock Healthcare Capital Partners II, L.P.

VHCP Co-Investment Holdings II, LLC

VHCP Management, LLC

VHCP Management II, LLC

Venrock Associates VI, L.P.

Venrock Partners VI, L.P.

Venrock Management VI, LLC

Venrock Partners Management VI, LLC

Anders Hove

Bong Koh

(b)	Address of Principal Business Office or, if none, Residence

New York Office:	Palo Alto Office:	Cambridge Office:

530 Fifth Avenue	3340 Hillview Avenue	55 Cambridge Parkway

22nd Floor	Palo Alto, CA 94304	Suite 100

New York, NY 10036		Cambridge, MA 02142

(c)	Citizenship

Each of the Venrock VI Entities and VHCP Entities was organized in Delaware. Hove and Koh are both United States citizens.

(d)	Title of Class of Securities

Common stock, par value $0.0001 per share

(e)	CUSIP Number

05337G107

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable

Item 4.	Ownership

(a)	Amount Beneficially Owned as of December 31, 2014:

Venrock Healthcare Capital Partners, L.P.	1,382,735	(1)
VHCP Co-Investment Holdings, LLC	1,382,735	(1)
Venrock Healthcare Capital Partners II, L.P.	1,382,735	(1)
VHCP Co-Investment Holdings II, LLC	1,382,735	(1)
VHCP Management, LLC	1,382,735	(1)
VHCP Management II, LLC	1,382,735	(1)
Venrock Associates VI, L.P.	982,736	(2)
Venrock Partners VI, L.P.	982,736	(2)
Venrock Management VI, LLC	982,736	(2)
Venrock Partners Management VI, LLC	982,736	(2)
Anders Hove	1,382,735	(1)
Bong Koh	1,382,735	(1)

(b)	Percent of Class as of December 31, 2014:

Venrock Healthcare Capital Partners, L.P.	6.2%
VHCP Co-Investment Holdings, LLC	6.2%
Venrock Healthcare Capital Partners II, L.P.	6.2%
VHCP Co-Investment Holdings II, LLC	6.2%
VHCP Management, LLC	6.2%
VHCP Management II, LLC	6.2%
Venrock Associates VI, L.P.	4.4%
Venrock Partners VI, L.P.	4.4%
Venrock Management VI, LLC	4.4%
Venrock Partners Management VI, LLC	4.4%
Anders Hove	6.2%
Bong Koh	6.2%

(c)	Number of shares as to which the person has, as of December 31, 2014:

(i)	Sole power to vote or to direct the vote

Venrock Healthcare Capital Partners, L.P.	0
VHCP Co-Investment Holdings, LLC	0
Venrock Healthcare Capital Partners II, L.P.	0
VHCP Co-Investment Holdings II, LLC	0
VHCP Management, LLC	0
VHCP Management II, LLC	0
Venrock Associates VI, L.P.	0
Venrock Partners VI, L.P.	0
Venrock Management VI, LLC	0
Venrock Partners Management VI, LLC	0
Anders Hove	0
Bong Koh	0

(ii)	Shared power to vote or to direct the vote

Venrock Healthcare Capital Partners, L.P.	1,382,735	(1)
VHCP Co-Investment Holdings, LLC	1,382,735	(1)
Venrock Healthcare Capital Partners II, L.P.	1,382,735	(1)
VHCP Co-Investment Holdings II, LLC	1,382,735	(1)
VHCP Management, LLC	1,382,735	(1)
VHCP Management II, LLC	1,382,735	(1)
Venrock Associates VI, L.P.	982,736	(2)
Venrock Partners VI, L.P.	982,736	(2)
Venrock Management VI, LLC	982,736	(2)
Venrock Partners Management VI, LLC	982,736	(2)
Anders Hove	1,382,735	(1)
Bong Koh	1,382,735	(1)

(iii)	Sole power to dispose or to direct the disposition of

Venrock Healthcare Capital Partners, L.P.	0
VHCP Co-Investment Holdings, LLC	0
Venrock Healthcare Capital Partners II, L.P.	0
VHCP Co-Investment Holdings II, LLC	0
VHCP Management, LLC	0
VHCP Management II, LLC	0
Venrock Associates VI, L.P.	0
Venrock Partners VI, L.P.	0
Venrock Management VI, LLC	0
Venrock Partners Management VI, LLC	0
Anders Hove	0
Bong Koh	0

(iv)	Shared power to dispose or to direct the disposition of

Venrock Healthcare Capital Partners, L.P.	1,382,735	(1)
VHCP Co-Investment Holdings, LLC	1,382,735	(1)
Venrock Healthcare Capital Partners II, L.P.	1,382,735	(1)
VHCP Co-Investment Holdings II, LLC	1,382,735	(1)
VHCP Management, LLC	1,382,735	(1)
VHCP Management II, LLC	1,382,735	(1)
Venrock Associates VI, L.P.	982,736	(2)
Venrock Partners VI, L.P.	982,736	(2)
Venrock Management VI, LLC	982,736	(2)
Venrock Partners Management VI, LLC	982,736	(2)
Anders Hove	1,382,735	(1)
Bong Koh	1,382,735	(1)

(1)	These shares are owned directly as follows: 932,248 shares of common stock are owned by VHCP I, 170,487 shares of common stock are owned by VHCP Co-Invest I, 235,455 shares of common stock are owned by VHCP II and 44,545 shares are owned by VHCP Co-Invest II. VHCP Management is the general partner of VHCP I and the manager of VHCP Co-Invest I. VHCP Management II is the general partner of VHCP II and the manager of VHCP Co-Invest II. Messrs. Hove and Koh are the managing members of VHCP Management and VHCP Management II. The VHCP Entities disclaim beneficial ownership over the shares held by the Venrock VI Entities.
(2)	These shares are owned directly as follows: 911,113 shares of common stock are owned by VA VI and 71,543 shares of common stock are owned by VP VI. VM VI is the general partner of VA VI and VPM VI is the general partner of VP VI. Messrs. Hove and Koh are members of VM VI and VPM VI and disclaim beneficial ownership over the shares held by the Venrock VI Entities. The Venrock VI Entities disclaim beneficial ownership over the shares held by the VHCP Entities.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of a Group

Not Applicable

Item 10.	Certification

Not Applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015

Venrock Healthcare Capital Partners, L.P.

By:	VHCP Management, LLC
Its:	General Partner

By:	/s/ David L. Stepp
David L. Stepp
Authorized Signatory

VHCP Co-Investment Holdings, LLC

By:	VHCP Management, LLC
Its:	Manager

By:	/s/ David L. Stepp
David L. Stepp
Authorized Signatory

VHCP Management, LLC

By:	/s/ David L. Stepp
David L. Stepp
Authorized Signatory

Venrock Healthcare Capital Partners II, L.P.

By:	VHCP Management II, LLC
Its:	General Partner

By:	/s/ David L. Stepp
David L. Stepp
Authorized Signatory

VHCP Co-Investment Holdings II, LLC

By:	VHCP Management II, LLC
Its:	Manager

By:	/s/ David L. Stepp
David L. Stepp
Authorized Signatory

VHCP Management II, LLC

By:	/s/ David L. Stepp
David L. Stepp
Authorized Signatory

Venrock Associates VI, L.P.

By:	Venrock Management VI, LLC
Its:	General Partner

By:	/s/ David L. Stepp
David L. Stepp
Authorized Signatory

Venrock Partners VI, L.P.

By:	Venrock Partners Management VI, LLC
Its:	General Partner

By:	/s/ David L. Stepp
David L. Stepp
Authorized Signatory

Venrock Management VI, LLC

By:	/s/ David L. Stepp
David L. Stepp
Authorized Signatory

Venrock Partners Management VI, LLC

By:	/s/ David L. Stepp
David L. Stepp
Authorized Signatory

/s/ David L. Stepp, as attorney-in-fact
Anders Hove

/s/ David L. Stepp, as attorney-in-fact
Bong Koh

EXHIBITS

A:	Joint Filing Agreement

B:	Power of Attorney for Anders Hove

C:	Power of Attorney for Bong Koh

EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock of Avalanche Biotechnologies, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 13th day of February, 2015.

Venrock Healthcare Capital Partners, L.P.

By:	VHCP Management, LLC
Its:	General Partner

By:	/s/ David L. Stepp
David L. Stepp
Authorized Signatory

VHCP Co-Investment Holdings, LLC

By:	VHCP Management, LLC
Its:	Manager

By:	/s/ David L. Stepp
David L. Stepp
Authorized Signatory

VHCP Management, LLC

By:	/s/ David L. Stepp
David L. Stepp
Authorized Signatory

Venrock Healthcare Capital Partners II, L.P.

By:	VHCP Management II, LLC
Its:	General Partner

By:	/s/ David L. Stepp
David L. Stepp
Authorized Signatory

VHCP Co-Investment Holdings II, LLC

By:	VHCP Management II, LLC
Its:	Manager

By:	/s/ David L. Stepp
David L. Stepp
Authorized Signatory

VHCP Management II, LLC

By:	/s/ David L. Stepp
David L. Stepp
Authorized Signatory

Venrock Associates VI, L.P.

By:	Venrock Management VI, LLC
Its:	General Partner

By:	/s/ David L. Stepp
David L. Stepp
Authorized Signatory

Venrock Partners VI, L.P.

By:	Venrock Partners Management VI, LLC
Its:	General Partner

By:	/s/ David L. Stepp
David L. Stepp
Authorized Signatory

Venrock Management VI, LLC

By:	/s/ David L. Stepp
David L. Stepp
Authorized Signatory

Venrock Partners Management VI, LLC

By:	/s/ David L. Stepp
David L. Stepp
Authorized Signatory

/s/ David L. Stepp, as attorney-in-fact
Anders Hove

/s/ David L. Stepp, as attorney-in-fact
Bong Koh

EXHIBIT B

POWER OF ATTORNEY FOR ANDERS HOVE

KNOWALLBYTHESEPRESENTS, that the undersigned hereby constitutes and appoints each of David L. Stepp, Mark G. Thompson, and Dick Bradshaw, signing individually, the undersigned’s true and lawful attorney-in fact and agent to:

(i)	prepare execute and file, for and on behalf of the undersigned, any and all documents and filings that are required or advisable to be made with the United States Securities and Exchange Commission, any stock exchange or similar authority, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including without limitation (a) any Joint Filing Agreement under Rule 13d-1(k) of the Exchange Act (or any successor provision thereunder), Schedule 13D and Schedule 13G (or any successor schedules or forms adopted under the Exchange Act ) and any amendments thereto in accordance with Section 13 of the Exchange Act and the rules thereunder, and (b) Forms 3, 4 and 5 and any amendments thereto in accordance with Section 16(a) of the Exchange Act and the rules thereunder; and

(ii)	take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of undersigned, is not assuming, nor is Venrock assuming, any of the undersigned’s responsibilities to comply with the Exchange Act, including without limitation Sections 13 and 16 of the Exchange Act.

This power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file any form or document with respect to the undersigned’s holdings of and transactions in securities issued by a company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorney-in-fact, or (c) until such attorney-in-fact shall no longer be employed by VR Management, LLC (or its successor).

IN WITNESS WHEREOF, the undersigned has cause this Power of Attorney to be executed as of this 4th day of January, 2010.

/s/ Anders Hove

EXHIBIT C

POWER OF ATTORNEY FOR BONG KOH

KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints each of Lisa Harris, Sherman G. Souther, Jr. and David L. Stepp, signing individually, the undersigned’s true and lawful attorney-in fact and agent to:

(i)	prepare, execute and file, for and on behalf of the undersigned, any and all documents and filings that are required or advisable to be made with the United States Securities and Exchange Commission, any stock exchange or similar authority, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including without limitation (a) any Joint Filing Agreement under Rule 13d-1(k) of the Exchange Act (or any successor provision thereunder), Schedule 13D and Schedule 13G (or any successor schedules or forms adopted under the Exchange Act) and any amendments thereto in accordance with Section 13 of the Exchange Act and the rules thereunder, and (b) Forms 3, 4 and 5 and any amendments thereto in accordance with Section 16(a) of the Exchange Act and the rules thereunder; and

(ii)	take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is Venrock assuming, any of the undersigned’s responsibilities to comply with the Exchange Act, including without limitation Sections 13 and 16 of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file any form or document with respect to the undersigned’s holdings of and transactions in securities issued by a company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorney-in-fact or (c) until such attorney-in-fact shall no longer be employed by Venrock.

IN WITNESS WHEREOF, the undersigned has cause this Power of Attorney to be executed as of this 26th day of January, 2015.

/s/ Bong Koh
Bong Koh